Exhibit 99.1
Enterprise Reports Results for Fourth Quarter 2024

Houston, Texas (Tuesday, February 4, 2025) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2024.

Fourth Quarter and Year End 2024 Financial Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
($ in millions, except per unit amounts)
Operating income (1)	$1,971	$1,921	$7,338	$6,929
Net income (1) (2)	$1,633	$1,602	$5,970	$5,657
Fully diluted earnings per common unit	$0.74	$0.72	$2.69	$2.52
Total gross operating margin (1) (3)	$2,628	$2,548	$9,984	$9,395
Adjusted EBITDA (3)	$2,599	$2,499	$9,899	$9,318
Adjusted CFFO (3)	$2,301	$2,215	$8,621	$8,124
Adjusted FCF (3)	$336	$1,218	$3,172	$4,811
DCF (3)	$2,155	$2,059	$7,839	$7,601
Operational DCF (3)	$2,152	$2,024	$7,858	$7,538

(1)
Operating income, net income, and gross operating margin include non-cash, mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities of $9 million and $20 million for the fourth quarter and year ended 2024, respectively, compared to gains of $15 million and losses of $33 million for the fourth quarter and year ended 2023, respectively.

(2)
Net income for the fourth quarters of 2024 and 2023 includes non-cash, asset impairment charges of approximately $6 million and $4 million, respectively.  Net income for the years ended of 2024 and 2023 includes non-cash, asset impairment charges of approximately $57 million and $32 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), adjusted cash flow from operations (“Adjusted CFFO”), adjusted free cash flow (“Adjusted FCF”), Distributable Cash Flow (“DCF”) and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

Year End 2024 Results

Enterprise reported record net income attributable to common unitholders of $5.9 billion, or $2.69 per common unit on a fully diluted basis, for 2024, a 7 percent increase compared to $5.5 billion, or $2.52 per common unit on a fully diluted basis, for 2023.

DCF was a record $7.8 billion for 2024, compared to $7.6 billion for 2023. Distributions declared with respect to 2024 increased 5 percent to $2.10 per common unit annualized, compared to distributions declared for 2023. 2024 marked Enterprise’s 26th consecutive year of distribution growth. DCF provided 1.7 times coverage of the distributions declared for the year, and Enterprise retained $3.2 billion of DCF.

Enterprise repurchased approximately $219 million of its common units on the open market in 2024, bringing total common unit repurchases under the partnership’s authorized $2.0 billion common unit buyback program to approximately $1.1 billion.

Adjusted CFFO was $8.6 billion for 2024, a 6 percent increase compared to $8.1 billion for 2023. For 2024, Enterprise’s payout ratio, comprised of declared distributions to common unitholders and partnership common unit buybacks, was 55 percent of Adjusted CFFO.

Total capital investments were $5.5 billion in 2024, which included $3.9 billion for growth capital projects, $949 million for the acquisition of Pinon Midstream, LLC (“Pinon Midstream”), and $667 million of sustaining capital expenditures. Sustaining capital expenditures were elevated in 2024 due to plant turnarounds in the partnership’s petrochemicals business. Organic growth capital investments are expected to be in the range of $4.0 billion to $4.5 billion in 2025. Sustaining capital expenditures are expected to be approximately $525 million in 2025.

Total debt principal outstanding at December 31, 2024 was $32.2 billion, including $2.3 billion of junior subordinated notes to which the debt rating agencies ascribe partial equity content. On December 31, 2024, Enterprise had consolidated liquidity of approximately $4.8 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

2024 K-1 Tax Packages

Enterprise’s K-1 tax packages, including all information to fiduciaries for common units owned in tax exempt accounts, are expected to be made available online through our website at www.enterpriseproducts.com on or before February 28, 2025. The mailing of the tax packages is expected to be completed by March 7, 2025.

Conference Call to Discuss Fourth Quarter 2024 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2024 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Fourth Quarter and Year End 2024 Volume Highlights	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Equivalent pipeline transportation volumes (million BPD) (1)	13.6	12.7	12.9	12.2
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	8.3	7.8	7.8	7.3
Marine terminal volumes (million BPD)	2.1	2.3	2.2	2.1
Natural gas pipeline volumes (TBtus/d)	19.9	18.9	19.3	18.4
NGL fractionation volumes (million BPD)	1.6	1.6	1.6	1.6
Propylene plant production volumes (MBPD)	106	102	102	101
Natural gas processing plant inlet volumes (Bcf/d)	7.6	7.1	7.4	6.7
Fee-based natural gas processing volumes (Bcf/d)	7.0	6.2	6.7	5.8
Equity NGL-equivalent production volumes (MBPD)	203	185	203	175

(1)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “PDH” means propane dehydrogenation, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Our record 2024 financial performance was driven by record volumes across our midstream system,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “For the year, we reported record natural gas processing inlet volumes of 7.4 Bcf/d, a 10 percent increase from 2023; record total equivalent pipeline volumes of 12.9 million BPD, a 6 percent increase compared to 2023; record NGL fractionation volumes of 1.6 million BPD, a 3 percent increase compared to 2023; and record marine terminal volumes of 2.2 million BPD, a 6 percent increase from 2023.  The volume growth across our system was largely attributable to natural gas and NGL volume growth associated with our investments in Permian Basin infrastructure and our downstream value chain.”

“We see these opportunities continuing for the next several years.  We currently have approximately $7.6 billion of major growth capital projects under construction.  These projects will go into service over the next three years.  Substantially all of these projects are related to our natural gas and NGL businesses serving the Permian Basin and related expansions to our downstream infrastructure to support growing domestic and international demand.  These projects are supported by long-term contracts and provide visibility to continuing net income and cash flow per unit growth,” said Teague.

“In 2025, $6 billion of major organic growth projects are expected to be completed and begin generating cash flow.  These include two natural gas processing plants in the Permian Basin, our Bahia NGL pipeline, Fractionator 14, the first phase of our NGL export facility on the Neches River and expansions of our ethane and ethylene marine terminals on the Houston Ship Channel.  This growth in cash flow will support future distribution increases and returns of capital,” said Teague.

Fourth Quarter 2024 Results

Enterprise reported net income attributable to common unitholders of $1.6 billion, or $0.74 per common unit on a fully diluted basis, for the fourth quarter of 2024, a 3 percent increase compared to $1.6 billion, or $0.72 per common unit on a fully diluted basis, for the same quarter in 2023.

DCF was $2.2 billion for the fourth quarter of 2024 compared to $2.1 billion for the fourth quarter of 2023. Distributions declared with respect to the fourth quarter of 2024 increased 3.9 percent to $2.14 per common unit annualized, compared to distributions declared for the fourth quarter of 2023. DCF provided 1.8 times coverage of the distributions declared for the fourth quarter of 2024, and Enterprise retained $985 million of DCF.

Enterprise repurchased approximately 2.1 million of its common units on the open market for $63 million in the fourth quarter of 2024.

Total capital investments were $2.0 billion in the fourth quarter of 2024, which included $946 million for organic growth capital projects, $949 million for the acquisition of Pinon Midstream and $113 million of sustaining capital expenditures.

“Consistent with our full-year 2024 results, our strong fourth quarter financial performance is related to record volumes in the fourth quarter of 2024 in our natural gas and NGL businesses.  Inlet natural gas processing volumes were a record 7.6 billion cubic feet per day, a 7 percent increase compared to the fourth quarter of 2023.  NGL pipeline volumes in the fourth quarter of 2024 were a record 4.8 million BPD, a 12 percent increase compared to the same quarter in 2023.  NGL marine volumes were a record 1.0 million BPD, a 9 percent increase compared to the fourth quarter of 2023.  Finally, equivalent pipeline volumes were a record 13.6 million BPD in the fourth quarter of 2024, a 6 percent increase compared to 2023.  This growth in volumes, earnings and cash flow are directly related to the investments we have made in these businesses that continue to benefit from production growth in the Permian Basin as well as increases in domestic and international demand,” said Teague.

Review of Fourth Quarter 2024 Results

Total gross operating margin was $2.6 billion for the fourth quarter of 2024 compared to $2.5 billion for the fourth quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased by $168 million, or 12 percent, to a record $1.5 billion for the fourth quarter of 2024 compared to the fourth quarter of 2023.

Gross operating margin from the natural gas processing business and related NGL marketing activities increased 30 percent to $483 million for the fourth quarter of 2024 compared to $371 million for the fourth quarter of 2023. Natural gas processing plant inlet volumes were a record 7.6 Bcf/d in the fourth quarter of 2024, a 7 percent increase compared to 7.1 Bcf/d in the fourth quarter of 2023. Total fee-based natural gas processing volumes increased 757 MMcf/d to a record 7.0 Bcf/d in the fourth quarter of 2024 compared to the fourth quarter of 2023. Total equity NGL-equivalent production volumes were 203 MBPD and 185 MBPD in the fourth quarters of 2024 and 2023, respectively. The following highlights summarize selected variances within this business, with results for the fourth quarter of 2024 as compared to the fourth quarter of 2023:
•
Gross operating margin from Permian Basin natural gas processing facilities, including the Midland Basin and Delaware Basin assets, increased $70 million primarily due to higher processing volumes and higher average processing margins, including the impact of hedging.  In March of 2024 we began service at the Leonidas plant in the Midland Basin and the Mentone 3 plant in the Delaware Basin. Permian Basin processing plant inlet volumes increased 798 MMcf/d, including increases of 408 MMcf/d in the Delaware Basin and 390 MMcf/d in the Midland Basin.

•	Gross operating margin from NGL marketing activities increased $69 million primarily due to higher sales volumes and higher average sales margins.
•
Gross operating margin from Rockies natural gas processing facilities decreased $24 million primarily due to higher operating costs and lower average processing margins, including the impact of hedging, and lower processing volumes. Rockies plant inlet volumes decreased 156 MMcf/d largely due to downtime at our Chaco plant.

Gross operating margin from the NGL pipelines and storage business increased 6 percent to a record $822 million for the fourth quarter of 2024 compared to the fourth quarter of 2023. Total NGL pipeline transportation volumes were a record 4.8 million BPD in the fourth quarter of 2024, a 12 percent increase over the fourth quarter of 2023. Total NGL marine terminal volumes increased 9 percent to a record 1.0 million BPD for the fourth quarter of 2024 compared to the fourth quarter of 2023. The following highlights summarize selected variances within this business, with results for the fourth quarter of 2024 as compared to the fourth quarter of 2023:
•
On a combined basis, the pipelines serving the Permian Basin and Rocky Mountain regions reported a $14 million increase in gross operating margin. This includes the Mid-America, Seminole, Shin Oak, and Chaparral NGL pipeline systems. The favorable variance was primarily driven by a 331 MBPD, net to our interest, increase in transportation volumes, partially offset by higher operating costs.

•
Gross operating margin from LPG-related activities at the Enterprise Hydrocarbons Terminal (“EHT”) increased $7 million primarily due to a 50 MBPD increase in LPG export volumes. Gross operating margin from the Houston Ship Channel Pipeline System increased $4 million primarily due to a 75 MBPD increase in transportation volumes.

•	Gross operating margin from the Mont Belvieu area storage complex increased $7 million primarily due to higher storage revenues.

Gross operating margin from the NGL fractionation business increased 6 percent, to $243 million, for the fourth quarter of 2024, compared to the fourth quarter of 2023. Total NGL fractionation volumes increased 39 MBPD, to a record 1.6 million BPD, for the fourth quarter of 2024, compared to the fourth quarter of 2023. The following highlights summarize selected variances within this business, with results for the fourth quarter of 2024 as compared to the fourth quarter of 2023:
•
Gross operating margin from our Mont Belvieu area NGL fractionation complex increased $15 million primarily due to higher ancillary service revenues and lower operating costs. Fractionation volumes increased 50 MBPD, net to our interest, primarily due to the acquisition of the remaining 25 percent equity interest in fractionators 7 and 8 in February 2024.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $417 million for the fourth quarter of 2024 compared to $456 million for the fourth quarter of 2023. Gross operating margin for the fourth quarter of 2024 includes non-cash, MTM gains of $4 million related to hedging activities compared to non-cash, MTM gains of $22 million in the fourth quarter of 2023. Total crude oil pipeline transportation volumes were 2.6 million BPD in the fourth quarter of 2024, a 15 MBPD decrease compared to the fourth quarter of 2023. Total crude oil marine terminal volumes were 841 MBPD in the fourth quarter of 2024 compared to 1.0 million BPD in the fourth quarter of 2023. The following highlights summarize selected variances within this segment, with results for the fourth quarter of 2024 as compared to the fourth quarter of 2023:
•
On a combined basis, our Texas in-basin crude oil pipelines, terminals and other marketing activities (excluding our Midland-to-ECHO System and Seaway Pipeline) reported a $42 million decrease in gross operating margin primarily due to lower sales volumes, lower non-cash MTM earnings, and higher operating costs. Crude oil transportation volumes, net to our interest, increased 3 MBPD.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment increased 13 percent to $323 million for the fourth quarter of 2024 compared to the fourth quarter of 2023. Total natural gas transportation volumes were a record 19.9 TBtus/d in the fourth quarter of 2024, 5 percent higher than in the fourth quarter of 2023. The following highlights summarize selected variances within this segment, with results for the fourth quarter of 2024 as compared to the fourth quarter of 2023:
•
Permian natural gas gathering, including the Delaware Basin and Midland Basin gathering systems, reported a combined $21 million increase in gross operating margin primarily due to a 1.1 TBtus/d increase in gathering volumes and higher treating revenues, partially offset by higher operating costs.  These results include earnings from the Pinon Midstream gathering and treating system in the Delaware Basin, which was acquired in October 2024.

•
Gross operating margin from the Texas Intrastate System increased $19 million primarily due to higher transportation and other revenues, partially offset by higher operating costs. Transportation volumes increased 230 BBtus/d.

•	Gross operating margin from our natural gas marketing business increased $9 million primarily due to higher sales volumes.
•
Gross operating margin from our Rocky Mountain Gatherings Systems decreased $11 million primarily due to higher operating costs, a 140 BBtus/d decrease in gathering volumes, and lower average gathering fees.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $348 million for the fourth quarter of 2024 compared to $439 million for the fourth quarter of 2023. Total segment pipeline transportation volumes were 947 MBPD in the fourth quarter 2024 compared to 899 MBPD in the fourth quarter of 2023. Total marine terminal volumes were 296 MBPD in the fourth quarter of 2024 compared to 352 MBPD for the fourth quarter of 2023. The following highlights summarize selected variances within this segment, with results for the fourth quarter of 2024 as compared to the fourth quarter of 2023:
•
Propylene production and related activities reported a $45 million decrease in gross operating margin primarily due to higher operating costs and lower average sales margins, partially offset by higher propylene processing revenues. Total propylene and associated by-product production volumes for the fourth quarter of 2024 were 106 MBPD, net to our interest. In the fourth quarter of 2024, the PDH 1 facility experienced 15 days of unplanned downtime and the PDH 2 facility experienced 23 days of unplanned downtime. Comparatively, PDH 2 experienced 51 days of unplanned downtime in the fourth quarter of 2023. Additionally, a planned turnaround impacting one of our propylene splitters reduced operating rates in the fourth quarter of 2024.

•	Gross operating margin from our octane enhancement and related plant operations decreased $30 million primarily due to lower average sales margins.
•	Gross operating margin from our refined products pipelines and related activities decreased $21 million primarily due to lower average sales margins from refined products marketing activities.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:    Libby Strait, Senior Director, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenues	$14,201	$14,622	$56,219	$49,715
Costs and expenses:
Operating costs and expenses	12,276	12,757	49,045	43,017
General and administrative costs	60	59	244	231
Total costs and expenses	12,336	12,816	49,289	43,248
Equity in income of unconsolidated affiliates	106	115	408	462
Operating income	1,971	1,921	7,338	6,929
Other income (expense):
Interest expense	(346)	(325)	(1,352)	(1,269)
Other, net	18	5	49	41
Total other expense, net	(328)	(320)	(1,303)	(1,228)
Income before income taxes	1,643	1,601	6,035	5,701
Benefit from (provision for) income taxes	(10)	1	(65)	(44)
Net income	1,633	1,602	5,970	5,657
Net income attributable to noncontrolling interests	(13)	(34)	(69)	(125)
Net income attributable to preferred units	(1)	–	(4)	(3)
Net income attributable to common unitholders	$1,619	$1,568	$5,897	$5,529
Per common unit data (fully diluted):
Earnings per common unit	$0.74	$0.72	$2.69	$2.52
Average common units outstanding (in millions)	2,190	2,192	2,192	2,194

Supplemental financial data:
Net cash flow provided by operating activities	$2,358	$2,366	$8,115	$7,569
Net cash flow used in investing activities	$2,000	$977	$5,433	$3,197
Net cash flow used in financing activities	$1,193	$1,383	$2,164	$4,258
Total debt principal outstanding at end of period	$32,207	$29,021	$32,207	$29,021

Non-GAAP Distributable Cash Flow (1)	$2,155	$2,059	$7,839	$7,601
Non-GAAP Operational Distributable Cash Flow (1)	$2,152	$2,024	$7,858	$7,538
Non-GAAP Adjusted EBITDA (2)	$2,599	$2,499	$9,899	$9,318
Non-GAAP Adjusted Cash flow from operations (3)	$2,301	$2,215	$8,621	$8,124
Non-GAAP Free Cash Flow (4)	$393	$1,369	$2,666	$4,256
Non-GAAP Adjusted Free Cash Flow (4)	$336	$1,218	$3,172	$4,811
Gross operating margin by segment:
NGL Pipelines & Services	$1,548	$1,380	$5,548	$4,898
Crude Oil Pipelines & Services	417	456	1,646	1,707
Natural Gas Pipelines & Services	323	286	1,277	1,077
Petrochemical & Refined Products Services	348	439	1,547	1,694
Total segment gross operating margin (5)	2,636	2,561	10,018	9,376
Net adjustment for shipper make-up rights (6)	(8)	(13)	(34)	19
Non-GAAP total gross operating margin (7)	$2,628	$2,548	$9,984	$9,395

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,768	4,258	4,355	4,040
NGL marine terminal volumes (MBPD)	1,005	922	915	821
NGL fractionation volumes (MBPD)	1,637	1,598	1,608	1,556
Equity NGL-equivalent production volumes (MBPD) (2)	203	185	203	175
Fee-based natural gas processing volumes (MMcf/d) (3,4)	6,994	6,237	6,670	5,848
Natural gas processing inlet volumes (MMcf/d) (5)	7,579	7,060	7,395	6,706
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,595	2,610	2,510	2,461
Crude oil marine terminal volumes (MBPD)	841	1,000	955	913
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	19,925	18,915	19,272	18,376
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	106	102	102	101
Butane isomerization volumes (MBPD)	120	117	118	112
Standalone DIB processing volumes (MBPD)	194	191	198	176
Octane enhancement and related plant sales volumes (MBPD) (7)	33	40	37	36
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	947	899	933	836
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	296	352	309	320
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	8,310	7,767	7,798	7,337
Natural gas pipeline transportation volumes (BBtus/d)	19,925	18,915	19,272	18,376
Equivalent pipeline transportation volumes (MBPD) (9)	13,553	12,745	12,870	12,173
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,142	2,274	2,179	2,054

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)
Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate.  Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both.  Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.

(6)	“BBtus/d” means billion British thermal units per day.
(7)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(8)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
Third Quarter	$2.54	$0.30	$0.68	$0.83	$0.94	$1.55	$0.36	$0.15
Fourth Quarter	$2.88	$0.23	$0.67	$0.91	$1.07	$1.48	$0.46	$0.17
2023 Averages	$2.74	$0.25	$0.71	$0.91	$1.00	$1.52	$0.43	$0.19

2024 by quarter:
First Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18
Second Quarter	$1.89	$0.19	$0.75	$0.90	$1.26	$1.55	$0.47	$0.21
Third Quarter	$2.15	$0.16	$0.73	$0.97	$1.08	$1.48	$0.53	$0.28
Fourth Quarter	$2.79	$0.22	$0.78	$1.13	$1.12	$1.50	$0.42	$0.24
2024 Averages	$2.27	$0.19	$0.78	$1.01	$1.15	$1.52	$0.49	$0.23

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit ("IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
Third Quarter	$82.26	$83.85	$84.02	$84.72
Fourth Quarter	$78.32	$79.62	$79.89	$80.93
2023 Averages	$77.62	$78.86	$79.08	$80.13

2024 by quarter:
First Quarter	$76.96	$78.55	$78.85	$79.75
Second Quarter	$80.57	$81.73	$82.33	$83.60
Third Quarter	$75.10	$75.96	$76.51	$77.20
Fourth Quarter	$70.27	$71.19	$71.72	$72.50
2024 Averages	$75.73	$76.86	$77.35	$78.26

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.62 per gallon during the fourth quarter of 2024 versus $0.57 per gallon during the fourth quarter of 2023.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,358	$2,366	$8,115	$7,569
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(2,000)	(977)	(5,433)	(3,197)
Cash contributions from noncontrolling interests	57	19	90	44
Cash distributions paid to noncontrolling interests	(22)	(39)	(106)	(160)
FCF (non-GAAP)	$393	$1,369	$2,666	$4,256
Net effect of changes in operating accounts, as applicable	(57)	(151)	506	555
Adjusted FCF (non-GAAP)	$336	$1,218	$3,172	$4,811

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,358	$2,366	$8,115	$7,569
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(57)	(151)	506	555
Adjusted CFFO (non-GAAP)	$2,301	$2,215	$8,621	$8,124

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,619	$1,568	$5,897	$5,529
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses (1)	628	601	2,473	2,343
Cash distributions received from unconsolidated affiliates	116	121	483	488
Equity in income of unconsolidated affiliates	(106)	(115)	(408)	(462)
Asset impairment charges	6	4	57	32
Change in fair market value of derivative instruments	(9)	(15)	(20)	33
Deferred income tax expense	22	7	45	12
Sustaining capital expenditures (2)	(113)	(129)	(667)	(413)
Other, net	(11)	(18)	(2)	(24)
Operational DCF (non-GAAP)	2,152	2,024	7,858	7,538
Proceeds from asset sales and other matters	3	35	14	42
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	(33)	21
DCF (non-GAAP)	$2,155	$2,059	$7,839	$7,601
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	57	151	(506)	(555)
Sustaining capital expenditures	113	129	667	413
Other, net	33	27	115	110
Net cash flow provided by operating activities (GAAP)	$2,358	$2,366	$8,115	$7,569

(1)	Excludes amortization of finance lease right-of-use assets, which are a component of DCF.
(2)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations.  We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.

The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net income (GAAP)	$1,633	$1,602	$5,970	$5,657
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	606	584	2,398	2,267
Interest expense, including related amortization	346	325	1,352	1,269
Cash distributions received from unconsolidated affiliates	116	121	483	488
Equity in income of unconsolidated affiliates	(106)	(115)	(408)	(462)
Asset impairment charges	6	4	57	32
Provision for (benefit from) income taxes	10	(1)	65	44
Change in fair market value of commodity derivative instruments	(9)	(15)	(20)	33
Other, net	(3)	(6)	2	(10)
Adjusted EBITDA (non-GAAP)	2,599	2,499	9,899	9,318
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(346)	(325)	(1,352)	(1,269)
Deferred income tax expense	22	7	45	12
Benefit from (provision for) income taxes	(10)	1	(65)	(44)
Net effect of changes in operating accounts, as applicable	57	151	(506)	(555)
Other, net	36	33	94	107
Net cash flow provided by operating activities (GAAP)	$2,358	$2,366	$8,115	$7,569

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Total gross operating margin (non-GAAP)	$2,628	$2,548	$9,984	$9,395
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(594)	(571)	(2,343)	(2,215)
Asset impairment charges in operating costs and expenses	(6)	(3)	(57)	(30)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	3	6	(2)	10
General and administrative costs	(60)	(59)	(244)	(231)
Total operating income (GAAP)	$1,971	$1,921	$7,338	$6,929

(1)	Excludes amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets, which are components of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Capital investments:
Capital expenditures	$1,059	$1,012	$4,544	$3,266
Cash used for business combinations, net of cash received	949	–	949	–
Investments in unconsolidated affiliates	–	–	–	2
Other investing activities	8	5	31	13
Total capital investments	$2,016	$1,017	$5,524	$3,281

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$2	$(3)	$(8)	$(25)
Crude Oil Pipelines & Services	4	22	21	(5)
Natural Gas Pipelines & Services	3	1	5	(1)
Petrochemical & Refined Products Services	–	(5)	2	(2)
Total mark-to-market impact on gross operating margin	$9	$15	$20	$(33)